                                                                    EXHIBIT 11.1

                          DIGITAL VIDEO SYSTESM, INC.
             STATEMENT REGARDING THE COMPUTATION OF PER SHARE LOSS


                                                    Three months ended June 30,
                                                -------------------------------
                                                   1996                    1995
                                                ------------        -----------
Net loss                                        $(2,570,505)        $  (440,802)
                                                ===========         ===========
   Weighted average common shares outstanding     5,610,293           3,361,526

   Common equivalent shares from preferred
    stock issued during the twelve month
    period prior to the Company's proposed
    initial public offering(1)                      688,297             688,297
   Common equivalent shares from warrants
    issued during the twelve month period
    prior to the Company's proposed initial
    public offering(1)                              700,000             700,000
   Common eqivalent shares from stock
    options issued during the twelve
    month period prior to the Company's
    proposed initial public offering                451,135             451,135
   Common equivalent shares from common
    stock issued during the twelve month
    period prior to the Company's proposed
    initial public offering(1)                      152,326             152,326
                                                 ----------         -----------
Shares used in computing net loss per share       7,602,051           5,353,284
                                                 ==========         ===========
Net loss per share                                   ($0.34)             ($0.08)
                                                 ==========         ===========

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